Exhibit 99.1

LEX Joins Forces with Apex Clearing to Unlock Access to New Real Estate Markets for Retail Investors

The partnership becomes the first to successfully make public trading of single asset real estate securities available to all investors for investments as small as $250

May 20, 2021

NEW YORK, NY — (BUSINESS WIRE) — LEX, a commercial real estate securities marketplace for retail investors, and Apex Clearing, the business-to-business custody and clearing platform powering innovation in fintech, investing, and wealth management, recently completed an IPO of a commercial building on LEX’s dedicated securities marketplace; successfully taking a $24 million building public (now trading under ticker: GWYGU).

This strategic partnership has made public trading of single asset real estate securities possible – a marquee moment for LEX, as the firm continues to redefine real estate as an asset class by lowering the barriers to entry for all investors. Additionally, the real estate IPO process created by LEX and Apex in tandem expands access beyond the traditional pool of institutional investors and provides a simplified alternative to public REITs for all US investors, including non-accredited investors.

“Apex Clearing has been a tech-forward, flexible, and reliable partner working with LEX on everything from the nuts and bolts of launching this new offering as well as our long-term distribution strategy. It was clear from the beginning that Apex wanted to build our business with us, and this partnership has set us up incredibly well to scale and democratize real estate investing,” said Jesse Daugherty, Co-Founder and CTO of LEX.

Apex’s technology has powered the biggest fintech disruptions of the past decade; together, LEX and Apex built a custom IPO and secondary trading process from the ground up. The IPO model was designed with rigorous regulatory, reliability and security standards, while also leveraging novel technology solutions. In collaboration, the teams determined specific features required to take a building public and enable it to trade, clear and settle just as traditional corporate stocks do for a seamless customer experience.

“We’re witnessing a major transformation in the markets with the rise of retail trading, and LEX is paving the way for this influx of everyday investors to engage in another asset class that has been largely unavailable to them until now,” said Bill Capuzzi, CEO of Apex Clearing. “This marks a monumental step for investing and we look forward to creating a way for individual investors to access real-estate assets in a way that isn’t cost-prohibitive to them.”

The IPO of GWYGU heralds an exciting chapter for LEX — launching for all U.S investors soon. Visit lex-markets.com to get on the waitlist.

About LEX

LEX is a venture-backed commercial real estate securities marketplace. LEX allows both accredited and non-accredited investors to buy and sell shares of individual commercial real estate assets without lockups, starting at $250. The trading platform is powered by Nasdaq to provide the same robust, low latency, and high-performance trading features used by 70+ global markets around the world. LEX allows property owners to unlock equity while retaining operational control of their properties. For more information, please visit www.lex-markets.com.

About Apex Clearing

Apex Clearing is the fintech for fintechs powering innovation and the future of digital wealth management. Our proprietary enterprise-grade technology delivers speed, efficiency, and flexibility to firms ranging from innovative start-ups to blue-chip brands focused on transformation to capture a new generation of investors. We help our clients provide the seamless digital experiences today’s consumers expect with the throughput and scalability needed by fast-growing, high-volume financial services businesses. Founded in 2012, Apex Clearing is registered with the SEC, a member of FINRA and a participant in SIPC.

For more information, visit the Apex Clearing website, and follow on Instagram, LinkedIn, and Twitter.

Important Information and Where to Find It

This communication is being made in respect of the proposed merger transaction involving Northern Star and Apex. On April 8, 2021 Northern Star filed a registration statement on Form S-4 with the Securities and Exchange Commission (the “SEC”), which includes a preliminary proxy statement/prospectus of Northern Star, and certain related documents, to be used at the meeting of stockholders to approve the proposed business combination and related matters. Investors and security holders of Northern Star are urged to read the proxy statement/prospectus, and any amendments thereto and other relevant documents that will be filed with the SEC, carefully and in their entirety when they become available because they will contain important information about Apex, Northern Star and the business combination. The definitive proxy statement/prospectus will be mailed to stockholders of Northern Star as of a record date to be established for voting on the proposed business combination. Investors and security holders are able to obtain copies of the registration statement and other documents containing important information about each of the companies, without charge, at the SEC’s web site at www.sec.gov.

The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Northern Star, Apex and certain of their respective directors, managers and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Northern Star in favor of the approval of the business combination and related matters. Stockholders may obtain more detailed information regarding the names, affiliations and interests of certain of Northern Star’s executive officers and directors in the solicitation by reading Northern Star’s Final Prospectus dated January 25, 2021, filed with the SEC on January 27, 2021, and the preliminary proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Northern Star’s participants in the solicitation, which may, in some cases, be different than those of its stockholders generally, are set forth in the preliminary proxy statement/prospectus relating to the business combination and will be set forth in the final proxy statement/prospectus relating to the business combination when it becomes available.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.